CONSULTING AGREEMENT

This Consulting Agreement is made as of this    First   (1st)   day of MARCH, 2003,  by and between DynaResource, Inc., a Delaware Corporation (“Client”), located at 5215 N O’Connor Blvd, Suite 200, Irving, Texas 75039 and DYNACAP Group, Ltd. (“DYNACAP”), a Texas limited liability company, located at 5215 N O’Connor Blvd, Suite 200, Irving, Texas 75039.

WITNESSETH;

WHEREAS;	CLIENT maintains few employees and consultants;

WHEREAS;	DYNACAP maintains Management Personnel available for General Management responsibilities;

WHEREAS;	DYNACAP has performed General Management services and Consulting services for CLIENT;

WHEREAS;
CLIENT wishes to retain DYNACAP to provide General Management services to  its subsidiary companies, namely DynaResource de Mexico, SA. De CV. And Mineras de DynaResource, S.A. de C.V.; and other Subsidiaries of CLIENT as may become necessary to provide proper structure of activities in Mexico as determined by CLIENT, (together, the “Subsidiaries”);  on a daily and continuous basis; and,

WHEREAS;	DYNACAP, through its principals, agents and employees, agrees to perform the General Management of the subsidiaries of DynaResource Inc. in Mexico;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and subject specifically to the conditions hereof, and intending to be legally bound thereby, the parties agree as follows:

1.    Appointment of DYNACAP.

The Client hereby appoints DYNACAP, and DYNACAP agrees to act as a “General Manager” for CLIENT, on a non-exclusive basis, in order to assist the CLIENT in managing its operating Subsidiaries in Mexico.

2.    DYNACAP's Rights and Duties.

A.
DYNACAP shall use its best efforts, and its contracted agents, employees, and consultants shall use their best efforts, to perform the efficient management of the affairs of the Subsidiaries of CLIENT;

B.
DYNACAP services under this Agreement exclude any financially related transactions including activities related to capital raising, nor shall DYNACAP’s services hereunder include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of a Public Accountant or Attorney;

C.	DYNACAP makes no representations as to results of the operations of the Subsidiaries which it is managing on behalf of CLIENT.

3. Information.

In connection with DYNACAP’S performance of its duties hereunder, CLIENT shall (i) provide DYNACAP, on a timely basis, all information reasonably requested by DYNACAP in order perform its obligations, and  (ii) make CLIENT Subsidiaries officers, directors, employees and representatives available to DYNACAP and such third parties as DYNACAP shall designate at reasonable times and upon reasonable notice.

4.    Confidential Information.

DYNACAP acknowledges that, in the course of performing its duties hereunder, it may obtain information relating to the CLIENT that has been marked as confidential or otherwise identified in writing as confidential ("Confidential Information").  DYNACAP shall hold at all times, both during the term of this agreement and at all times thereafter, such Confidential Information in the strictest confidence, and shall not use such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties pursuant to this agreement, without the CLIENT’S prior written consent.  DYNACAP shall not disclose any Confidential Information to any person or entity, other than to DYNACAP's employees or consultants as may be reasonably necessary for purposes of performing its duties hereunder, without the CLIENT’S prior written consent. The foregoing notwithstanding, the term "Confidential Information" shall not include information which (i) becomes generally available to the public, other than as a result of a breach hereof, (ii) was available on a non-confidential basis prior to its disclosure to DYNACAP by CLIENT, or (iii) becomes available to DYNACAP on a non-confidential basis from a source other than the CLIENT, provided that such source is not bound by a confidentiality agreement with respect to such information.  The foregoing notwithstanding, DYNACAP may disclose Confidential Information to the extent required by law or regulation, including but not limited to court orders, subpoenas, civil investigative demands and interrogatories.

5.	Compensation.

CLIENT agrees to pay to DYNACAP, fees as billed for services provided; and as set forth below:

A.
Monthly BASE Compensation of $ 5,000. USD.; per each Subsidiary;  which shall provide for the Management of 2 Subsidiaries of CLIENT (DynaResource de Mexico, and Mineras de DynaResource); Total Base Compensation of $ 10,000. / Month;

B.
Such Bonuses as may be mutually agreed, in consideration of the Gross Amount of Expenditures paid by DynaResource de Mexico;  or charged through DynaResource de Mexico;  Or, in consideration of Gross Revenues generated by DynaResource de Mexico;

C.
Such Bonuses as may be mutually agreed in compensation for the efficiency of movements and achieving of results, in order that the Subsidiaries of DynaResource be maintained in accordance with Mexican Law and Regulation;

6.    Expenses.

The parties to this agreement shall each pay their own expenses, including but not limited to attorneys, accountants, and other professional advisors.

7.    Other Engagements.

The Client acknowledges that DYNACAP is and will be acting as a consultant to other companies and agrees that DYNACAP'S provision of services to such enterprises shall not constitute a breach of this Agreement, nor a breach of any duty owed to CLIENT by virtue of this agreement.

8.    Term.

This agreement is effective upon execution by the Client as provided below and shall continue in effect until terminated by either party.

9.    Termination.

Either party may terminate this agreement at any time and for any reason, with or without cause, upon the giving 30 days written notice of termination to the other party; provided, however, that DYNACAP shall be entitled to full compensation as determined pursuant to Section 5 for any services provided, either directly or indirectly, by DYNACAP, its agents or employees, that occurs prior to the termination date, regardless of the reason for the termination.

10.    General Provisions.

 This agreement shall be governed by and under the laws of the State of Texas, USA without giving effect to conflicts of law principles.  If any provision hereof is found invalid or unenforceable, then such provision shall be amended to achieve as nearly as possible the same effect as the original provision, and the remainder of this agreement shall remain in full force and effect.

Any dispute arising under or in any way related to this agreement shall be submitted to binding arbitration by the American Arbitration Association in accordance with the Association's commercial rules then in effect.  The arbitration shall be conducted in the state of Texas.  The arbitration shall be binding on the parties and the arbitration award may be confirmed by any court of competent jurisdiction.

In any adverse action, the parties shall restrict themselves to claims for compensatory damages and/or securities issued or to be issued and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

This agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates all prior and/or contemporaneous understandings and/or discussions between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof.  This agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by both parties.

Any notice or other communication pursuant hereto shall be given to a party at its address first set forth above by (i) personal delivery, (ii) commercial overnight courier with written verification of receipt, or (iii) registered or certified mail.  If so mailed or delivered, a notice shall be deemed given on the earlier of the date of actual receipt or three (3) days after the date of authorized delivery.

This agreement may be executed in counterparts, each one of which shall constitute an original and all of which taken together shall constitute one document.

11.	Independent Contractor.

In providing Services to the Client under this Agreement, DYNACAP shall be an independent contractor, and no party to this Agreement shall make any representations or statements indicating or suggesting that any joint venture, partnership, or other such relationship exists between the DYNACAP and CLIENT.

IN WITNESS WHEREOF, the parties hereto have caused this Consulting Agreement to be duly executed as of the date first written above.

DYNACAP GROUP, LTD.

By:         _________________________________
Charles Smith, MANAGER

DynaResource, Inc.

By:          _________________________________
K.W. (“K/D.”) Diepholz;
Chairman / CEO